EXHIBIT 10.1 SUMMARY SHEET: 2005 EXECUTIVE OFFICER ANNUAL BASE SALARY

Name	Title	2005 Base Salary
G. Thomas Graves III	President and Chief Executive Officer	$390,000
Douglas W. Weir	Senior Vice President – Chief Financial Officer	$205,000
Michael J. FitzGerald	Senior Vice President – Exploration and Production	$200,000